CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2013, relating to the financial statements and financial highlights which appears in the September 30, 2013 Annual Report to Shareholders of Causeway International Opportunities Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California

October 14, 2014